[Advantest logo]

                              Advantest Corporation
                       Interim Business Report for FY2003
                   (April 1, 2003 through September 30, 2003)

                                [Cover graphics]

To Our Shareholders
--------------------------------------------------------------------------------
     Let us report on the business results of Advantest on a consolidated basis during the interim period of fiscal year 2003 (April 1, 2003 through September 30, 2003).

     During the interim fiscal period, business conditions affecting the Company have generally improved due to an increased appetite for capital expenditures in the semiconductor manufacturing industry, as stimulated by the strong performance of digital consumer products, including digital cameras and DVDs, stable DRAM prices, and improved demand for personal computers.

     Under this environment, Advantest made concentrated efforts to increase incoming orders and expand sales through the timely introduction of new products. In addition to its continued efforts to reduce fixed costs, Advantest and its group companies combined forces in a drive towards attaining profitability, including the reorganization of manufacturing operations which involved the establishment of Advantest Manufacturing, Inc. on July 1, 2003 to consolidate certain of its manufacturing subsidiaries.

     As a result of the above, as compared to the corresponding period for the previous fiscal year, incoming orders increased by 76.6% to (Y)80.2 billion, net sales increased by 51.5% to (Y)62.2 billion, while income before income taxes and net income both returned profitable, at (Y)3.7 billion and (Y)2.4 billion, respectively. Overseas sales as a percentage of total sales was 60.2%, as compared to 57.5% in the corresponding period for the previous fiscal year.

     Dividends of (Y)15 per share will be distributed to shareholders beginning on December 10, 2003, as resolved by the Board of Directors' Meeting on October 28, 2003.

     To receive your interim dividends payment, please follow the instructions in the enclosed "Notification of Postal Transfer" or "Statement of Interim Dividends".


                                                                  December  2003


                  [Picture of Hiroshi Oura and Toshio Maruyama]

        Hiroshi Oura                                     Toshio Maruyama
(Chairman of the Board and CEO)                 (Representative Board Director,
                                                President of Corporate Executive
                                                       Officers and COO)

Summary of Consolidated Results (U.S. GAAP)
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                        FY2000         FY2001         FY2002     FY2002         FY2003
                                                                                 interim        interim
-----------------------------------------------------------------------------------------------------------
                                                           (in millions of yen)
   Incoming orders                     262,485         65,465        101,487         45,469         80,280
-----------------------------------------------------------------------------------------------------------
                                                           (in millions of yen)
   Net sales                           276,512         95,244         97,740         41,113         62,286
    Automated test equipment           241,499         74,206         84,910         35,124         56,200
    Measuring instruments               35,013         21,038         12,830          5,989          6,086
    Overseas portion of net            197,863         57,496         58,867         23,628         37,467
    sales
   Operating income (loss)              84,905       (37,105)       (16,743)        (6,955)          4,439
   Net income (loss)                    53,121       (23,906)       (12,994)        (3,769)          2,453
-----------------------------------------------------------------------------------------------------------
                                                                 (in yen)
   Net income per share                 534.44       (240.38)       (131.99)        (38.21)          24.96
-----------------------------------------------------------------------------------------------------------
                                                           (in millions of yen)
   Total assets                        407,431        307,562        281,224        286,644        287,094
   Stockholders' equity                267,929        240,716        210,663        222,060        210,303
-----------------------------------------------------------------------------------------------------------
                                                                 (in yen)
   Stockholders' equity per           2,695.15       2,420.28       2,144.23       2,260.02       2,140.61
   share


* "Net income (loss) per share" was calculated based on the average number of issued shares (excluding treasury stock) during the period.
     "Stockholders' equity per share" was calculated based on the number of issued shares (excluding treasury stock) as of the end of period.


         [Charts illustrating information presented in the above table]

Business Results by Segment
--------------------------------------------------------------------------------

 Automated Test Equipment Segment

     Flash memory testers in the memory tester market performed strongly both domestically and overseas. In addition, DRAM testers experienced solid sales in Japan and Asia, particularly with respect to new models such as the T5593 high-speed memory tester for next generation DDR memory.

     In the SoC (System-on-a-chip) tester market, testers for SoC used in digital consumer devices and testers for LCD driver ICs continued their robust sales, particularly in Japan. In addition, Advantest has introduced new products aiming at the CCD market. Advantest has also launched the T2000 series, which are new-concept testers based on OPENSTAR(TM)(*1).

     As a result of the above, as compared to the corresponding period for the previous fiscal year, incoming orders in the automated test equipment segment increased by 86.0% to (Y)74.2 billion, while net sales of the segment increased by 60.0% to (Y)56.2 billion. Overseas sales as a percentage of total sales in the automated test equipment segment was 63.6%, as compared to 62.5% in the corresponding period for the previous fiscal year.



     *1 OPENSTAR(TM) - The name of an open architecture standard published by the Semiconductor Test Consortium, Inc.

                    [Picture of the Memory test system T5593]


Measuring Instrument Segment

     The wireless communication market has generally continued to experience weak demand due to delays in the launch of IMT 2000(*2) services, even though certain markets, such as the wireless LAN market in Taiwan, proved to be robust. For the wireless communication market, Advantest has introduced new products based on its WMT(*3) platform, including a high-performance signal analyzer for the next generation of mobile communication.

     Fiber optic communications continued to be a challenging market due to continued restraints in investment.

     As a result of the above, incoming orders in the measuring instrument segment, as compared with the corresponding period for the previous fiscal year, increased by 8.7% to (Y)6.0 billion, while net sales of the segment increased by 1.6% to (Y)6.0 billion. Overseas sales as a percentage of total sales in the measuring instrument segment was 28.7%, as compared to 27.9% in the corresponding period for the previous fiscal year.



                     [Picture of the signal analyzer R3681]




     *2 "IMT2000" - International Mobile Communications 2000. The third generation of digital mobile communication technology.

     *3 WMT (Wizard of Module Test) is a common platform proprietarily developed by Advantest for measuring instruments.

Prospects for the Fiscal Year
--------------------------------------------------------------------------------

     With respect to business conditions in the upcoming future, expectations are high for semiconductor-related capital expenditures resulting from the continued success of digital consumer devices and recovering demand for personal computers. However, factors such as the strengthening of Yen and unclear prospects of the economy are expected to continue their dampening effect on optimism.

     In the automated test equipment segment, demand is expected to grow as a result of introductions of memory tester products including new DRAM testers and flash memory testers. In addition, the robust sales of testers for SoC and LCD driver IC are expected to continue. The T2000 series testers based on OPENSTAR is also expected to contribute to revenues as full-scale shipment begins.

     In the measuring instrument segment, anticipated increases in capital expenditure for third generation mobile phone facilities are not expected to materialize until 2004 or later. In addition, the fiber optic communication market is generally expected to remain weak as capital expenditure levels for backbone communication networks continue to provide slim hope of recovery.

     Responding to the above situation, Advantest plans to focus on improvement of profitability through revenue growth generated by introduction of new products, continued renovation of business processes and cost-cutting efforts, including continued efforts to restructure its manufacturing operations.

     As a result of the above, net sales for the fiscal year are currently estimated to increase by 48.4% to (Y)145.0 billion, while income before income taxes is estimated at (Y)14.5 billion and net income at (Y)9.0 billion.

     Furthermore, net sales by segment for the fiscal year are currently estimated to increase by 55.5% to (Y)132.0 billion in the automated test equipment segment and by 1.3% to (Y)13.0 billion in the measuring instrument segment.

                       [Picture of the test system T2000]


(Cautionary Statement with Respect to Forward-Looking Statements)

      This document contains "forward-looking statements" that are based on Advantest's current expectations, estimates and projections. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause Advantest's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include: (i) changes in demand for the products and services produced and offered by Advantest's customers, including semiconductors, communications services and electronic goods; (ii) circumstances relating to Advantest's investment in technology, including its ability to timely develop products that meet the changing needs of semiconductor manufacturers and communications network equipment and components makers and service providers; (iii) significant changes in the competitive environment in the major markets where Advantest purchases materials, components and supplies for the production of its products or where its products are produced, distributed or sold; and (iv) changes in economic conditions, currency exchange rates or political stability in the major markets where Advantest procures materials, components and supplies for the production of its principal products or where its products are produced, distributed or sold. A discussion of these and other factors which may affect Advantest's actual results, levels of activity, performance or achievements is contained in the "Operating and Financial Review and Prospects", "Key Information -Risk Factors" and "Information on the Company" sections and elsewhere in Advantest's annual report on Form 20-F, which is on file with the United States Securities and Exchange Commission.

Consolidated Financial Statements (U.S. GAAP)
--------------------------------------------------------------------------------
     Balance Sheets

     ----------------------------------------------------------------------------------------------------
                                                           FY2002                   FY2003 interim
                                                    (as of March 31, 2003)    (as of September 30, 2003)
     ----------------------------------------------------------------------------------------------------
                                                                    (in millions of Yen)
                       (Assets)
     Current assets                                        182,015                      188,848
      Cash and cash equivalents                             87,338                       94,606
      Trade accounts receivables, less allowance            42,921                       44,089
         for doubtful accounts
      Inventories                                           34,995                       34,346
      Deferred tax assets                                   14,158                       13,556
      Other current assets                                   2,603                        2,251
     Investment securities                                   6,928                        7,480
     Property, plant and equipment                          55,431                       53,688
     Deferred tax assets                                    29,215                       29,647
     Intangible assets                                       5,291                        5,196
     Other assets                                            2,344                        2,235
     -------------------------------------------------------------------------------------------
                     Total assets                          281,244                      287,094
     -------------------------------------------------------------------------------------------
     -------------------------------------------------------------------------------------------
                    (Liabilities)                                   (in millions of Yen)
     Current liabilities                                    28,398                       33,133
      Current installments of long term debt                 2,243                        2,243
      Trade accounts payable                                10,787                       16,496
      Accrued expenses                                       8,811                        8,320
      Other current liabilities                              6,557                        6,074
     Long-term debt, excluding current installments         24,626                       24,604
     Accrued pension and severance cost                     14,219                       15,172
     Other long-term liabilities                             3,006                        3,569
     Total liabilities                                      70,249                       76,478
     -------------------------------------------------------------------------------------------
                 (Minority interests)
     Minority interests                                        312                          313
     -------------------------------------------------------------------------------------------
                (Stockholders' equity)
     Common Stock                                           32,363                       32,363
     Capital surplus                                        32,973                       32,973
     Retained earnings                                     162,547                      164,017
     Accumulated other comprehensive income (loss)         (4,055)                      (5,873)
     Treasury stock                                       (13,165)                     (13,177)
      Total stockholders' equity                           210,663                      210,303
     -------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity          281,224                      287,094
     -------------------------------------------------------------------------------------------


     Statements of Income

     -------------------------------------------------------------------------------------------
                                                         FY2002 Interim         FY2003  Interim
     -------------------------------------------------------------------------------------------
                                                               (in millions of Yen)
     Net sales                                              41,113                   62,286
     -------------------------------------------------------------------------------------------
     Cost of sales                                          22,959                   31,801
     Research and development expenses                      11,586                   10,749
     Selling, general and administrative                    13,523                   15,297
     expenses
     Operating income (loss)                               (6,955)                    4,439
     -------------------------------------------------------------------------------------------
     Other income (expense)                                    295                    (718)
     Income (loss) before income taxes                     (6,660)                    3,721
     -------------------------------------------------------------------------------------------
     Income taxes                                          (2,891)                    1,268
     Net income (loss)                                     (3,769)                    2,453
     -------------------------------------------------------------------------------------------

     Statements of Cash Flows

     -------------------------------------------------------------------------------------------
                                                         FY2002 Interim         FY2003  Interim
     -------------------------------------------------------------------------------------------
                                                                  (in millions of Yen)
     Cash flows provided by operating activities                1,905                13,361
     Cash flows used in investing activities                  (5,194)               (2,263)
     Cash flows used in financing activities                 (12,346)               (2,627)
     Net effect of exchange rate changes on cash and            (817)               (1,203)
     cash equivalents
     -------------------------------------------------------------------------------------------
     Net change in cash and cash equivalents                 (16,452)                 7,268
     -------------------------------------------------------------------------------------------
     Cash and cash equivalents at beginning of year           105,932                87,338
     -------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                  89,480                94,606
     -------------------------------------------------------------------------------------------

     Consolidated Subsidiaries

     -----------------------------------------------------------------------
     42 subsidiaries (23 in Japan and 19 overseas)
     -----------------------------------------------------------------------
     Advantest Laboratories Ltd.
     Advantest Customer Support Corporation
     Advantest Manufacturing, Inc.
     Advanmechatec Co., Ltd.
     Advanmicrotech Co., Ltd.
     Advantest Finance, Inc.
     Advantest America Corporation (Holding Co.)
     Advantest America, Inc.
     Advantest (Europe) GmbH
     Advantest Taiwan Inc.
     Advantest (Singapore) Pte. Ltd.
        and 31 others
     -----------------------------------------------------------------------

Summary of Unconsolidated Results (prepared in accordance with accounting principles generally accepted in Japan)
--------------------------------------------------------------------------------

   --------------------------------------------------------------------------------------------------------
                                     FY2000         FY2001         FY2002        FY2002         FY2003
                                                                                 interim        interim
   --------------------------------------------------------------------------------------------------------
                                                             (in millions of Yen)
   Incoming orders                     221,146         52,267         78,217         33,857         65,504
   --------------------------------------------------------------------------------------------------------
                                                             (in millions of Yen)
   Net sales                           225,309         72,928         76,686         31,937         50,846
    Automated test equipment           191,060         52,619         64,656         26,247         45,063
    Measuring instruments               34,249         20,308         12,030          5,689          5,782
    Export portion of net sales        154,813         38,714         40,570         15,828         28,096
   Operating income (loss)              47,802       (39,098)       (18,209)        (8,255)          1,528
   Net income (loss)                    31,820       (19,265)       (11,467)        (4,165)          1,819
   --------------------------------------------------------------------------------------------------------
                                                                    (in Yen)
   Net income (loss) per share          319.08       (193.71)       (116.49)        (42.23)          18.52
   --------------------------------------------------------------------------------------------------------
                                                                    (in Yen)
   Dividends per share                   50.00          40.00          30.00          20.00          15.00
   --------------------------------------------------------------------------------------------------------
                                                             (in millions of Yen)
   Total assets                        354,357        258,544        235,456        244,690        241,173
   Stockholders' equity                230,988        204,058        178,253        187,618        179,589
   --------------------------------------------------------------------------------------------------------
                                                                    (in Yen)
   Stockholders' equity per share     2,316.01       2,051.71       1,814.36       1,909.49        1,827.98
   --------------------------------------------------------------------------------------------------------

   * "Net income (loss) per share" was calculated based on the average number of issued shares during the period. Treasury stock was excluded from such number beginning in FY2001.

     "Stockholders' equity per share" was calculated based on the number of issued shares as of the end of period. Treasury stock was excluded from such number beginning in FY2001.

     Beginning FY2002, the Company has adopted the "Accounting Standards Regarding Calculations of Earnings Per Share of the current net earnings" and "Guideline for Accounting Standards Regarding Calculations of Earnings Per Share of the current net earnings".


       [Charts illustrating the information presented in the above table]

Unconsolidated Financial Statements (prepared in accordance with accounting principles generally accepted in Japan)
--------------------------------------------------------------------------------

     -------------------------------------------------------------------------------------------
     Balance Sheets

     -------------------------------------------------------------------------------------------
                                                  FY2002                FY2003 interim
                                          (as of March 31, 2003)  (as of September 30, 2003)
     -------------------------------------------------------------------------------------------
                                                           (in millions of Yen)
                  (Assets)
     Current assets                                140,656                      144,841
      Cash and deposits                             56,949                       60,139
      Trade accounts receivables                    33,740                       37,563
      Inventories                                   27,218                       25,586
      Other                                         22,747                       21,552
     Noncurrent assets                              94,799                       96,331
      Property, plant and equipment                 44,399                       42,674
         Buildings and structures                   20,066                       19,223
         Machinery and equipment                     3,389                        2,917
         Land                                       18,133                       18,141
         Other                                       2,810                        2,393
     Intangible fixed assets                         3,990                        3,295
     Investments and other assets                   46,410                       50,361
      Investment securities                          4,105                        5,873
                                                    15,512                       16,216
      Investment in associated companies
      Other                                         26,792                       28,272
     -------------------------------------------------------------------------------------------
                Total assets                       235,456                      241,173
     -------------------------------------------------------------------------------------------

     -------------------------------------------------------------------------------------------
                                                           (in millions of Yen)
                (Liabilities)
     Current liabilities                            21,754                       26,088
      Trade accounts payable                        10,371                       15,849
      Current installments of bonds                  2,200                        2,200
      Other                                          9,182                        8,038
     Noncurrent liabilities                         35,447                       35,496
      Bonds                                         24,500                       24,500
      Long-term borrowings                             125                          104
      Allowance for retirement benefits              8,510                        8,695
      Other                                          2,311                        2,196
              Total liabilities                     57,202                       61,584
     -------------------------------------------------------------------------------------------
           (Stockholders' equity)
     Common Stock                                   32,362                       32,362
     Capital surplus                                32,973                       32,973
     Retained earnings                             126,187                      127,025
     Net unrealized holding gains                    (104)                          404
      (losses) on other securities
     Treasury stock                               (13,165)                     (13,176)
         Total stockholders' equity                178,253                      179,589
     -------------------------------------------------------------------------------------------
         Total liabilities and                     235,456                      241,173
         stockholders' equity
     -------------------------------------------------------------------------------------------

     Statements of Income
     ---------------------------------------------------------------------------
                                            FY2002 Interim     FY2003 Interim
     ---------------------------------------------------------------------------
                                                   (in millions of Yen)
     Net sales                                    31,937         50,846
     ---------------------------------------------------------------------------
     Cost of sales                                20,242         30,072
     Selling, general and administrative          19,950         19,245
      expenses
     Operating income (loss)                     (8,255)          1,528
     ---------------------------------------------------------------------------
     Non-operating income                          2,217          2,702
     Non-operating expenses                        1,724          1,747
     Ordinary income (loss)                      (7,763)          2,482
     ---------------------------------------------------------------------------
     Income (loss) before income taxes           (7,763)          2,482
     ---------------------------------------------------------------------------
     Income taxes                                     43             44
     Income taxes - deferred                     (3,641)            618
     Net income (loss)                           (4,165)          1,819
     ---------------------------------------------------------------------------

Corporate Overview
--------------------------------------------------------------------------------
   Registered name              ADVANTEST CORPORATION
   Registered office            1-32-1 Asahi-cho, Nerima-ku, Tokyo
   Head office                  Shinjuku NS Building
                                2-4-1 Nishi-Shinjuku, Shinjuku-ku
                                Tokyo, JAPAN 163-0880
                                (03) 3342-7500
   Date registered              December 2, 1954
   Number of employees          3,579 (consolidated)
   (as of September 30, 2003)   1,446 (unconsolidated)
                                * Employee numbers above do not include
                                  temporary employees
   Listed stock exchanges       Tokyo Stock Exchange, First Section (Code: 6857)
                                New York Stock Exchange (Ticker Symbol: ATE)

Directors, Corporate Auditors and Executive Officers (as of September 30, 2003)
--------------------------------------------------------------------------------

 Directors and Corporate Auditors

  Chairman of the Board and CEO           Hiroshi Oura
  Vice Chairman of the Board              Shinpei Takeshita
  Representative Board Director           Toshio Maruyama
  Director                                Kiyoshi Miyasaka
  Director                                Junji Nishiura
  Director                                Hiroji Agata
  Director                                Hitoshi Owada
  Standing Corporate Auditor              Noboru Yamaguchi
  Standing Corporate Auditor              Tadahiko Hirano
  Corporate Auditor                       Keizo Fukagawa
  Corporate Auditor                       Takashi Takaya


 Executive Officers

  President of Corporate                  Toshio Maruyama
  Executive Officers and COO
  Senior Executive Officer                Kiyoshi Miyasaka
  Senior Executive Officer                Junji Nishiura
  Senior Executive Officer                Hiroji Agata
  Managing Executive Officer              Hitoshi Owada
  Managing Executive Officer              Kenichi Mitsuoka
  Managing Executive Officer              Takashi Tokuno
  Managing Executive Officer              Norihito Kotani
  Managing Executive Officer              Yuri Morita
  Executive Officer                       Jiro Katoh
  Executive Officer                       Takao Tadokoro
  Executive Officer                       Hiroyasu Sawai
  Executive Officer                       Hiroshi Tsukahara
  Executive Officer                       Masao Shimizu
  Executive Officer                       Masao Araki
  Executive Officer                       Yoshiaki Furuse
  Executive Officer                       Yuichi Kurita
  Executive Officer                       Yoshiro Yagi
  Executive Officer                       Hideaki Imada

Major Shareholders (as of September 30, 2003)
--------------------------------------------------------------------------------

   -------------------------------------------------------------------------------------------
                    Name of shareholder                     Number of shares   Percentage in
                                                             (in thousands)    voting rights
   -------------------------------------------------------------------------------------------
   Mizuho Trust & Banking Co., Ltd. (retirement benefit         16,023            16.33%
    trust (Fujitsu account))
   Japan Trustee Services Bank, Ltd. (trust account)             6,313             6.43
   The Master Trust Bank of Japan, Ltd. (trust account)          4,918             5.01
   UFJ Trust Bank Limited (trust account A)                      4,387             4.47
   Fujitsu Limited                                               4,047             4.12
   The Chase Manhattan Bank N.A. London                          1,913             1.95
   State Street Bank and Trust Company                           1,901             1.93
   Deutsche Bank AG London 610                                   1,803             1.83
   BNP Pariba Securities (Japan) Ltd.                            1,770             1.80
   The Dai-ichi Mutual Life Insurance Company                    1,724             1.75


*Mizuho Trust & Banking Co., Ltd. holds the 16,023 thousand shares of common stock referred above as the trustee of a retirement benefit plan of Fujitsu Limited, and exercises its voting rights pursuant to instructions given by Fujitsu Limited.


Share Data (as of September 30, 2003)
--------------------------------------------------------------------------------
    Total number of authorized shares--------------------------------220,000,000
    Total number of issued shares------------------------------------99,783,385
    Number of shareholders-------------------------------------------36,102

    Category breakdown of shareholders

                  Category                    Number of     Number of shares        Percentage
                                            shareholders     (in thousands)
   --------------------------------------------------------------------------------------------
   Financial institutions and securities          171              51,384             51.5%
   firms
   Foreign nationals and entities                 425              28,042              28.1
   Other individual investors                  35,045              11,219              11.2
   Other corporate investors                      461               9,136               9.2

Guide to Common Stock
-----------------------------------------------------------------------------------------------
     End of fiscal year                       March 31 of each year
     General meeting of shareholders          June of each year
     Record date for determining              March 31 of each year (in the case of interim
      eligibility to receive dividends        dividends, if paid, September 30)
      payment
     Newspaper for public notices             Nihon Keizai Shimbun
                                              Web site to view Advantest's balance sheets and
                                              income statements;
                                              http://www.advantest.co.jp/j/ir/index.html


     Transfer Agent for Common Stock          (Share handling agent)
                                              Tokyo Securities Transfer Agent Co., Ltd.
                                              New Maru Building 7th floor
                                              1-5-1 Marunouchi, Chiyoda-ku
                                              Tokyo, JAPAN 100-0005
                                              (03) 3212-4611
                                              (Share handling offices)
                                              Offices or agents of the above share handling agent
     Number of shares per unit                100 shares


     Requests for Repurchase by Advantest of Shares
     Constituting Less Than A Full Unit/ Requests to
     Purchase Additional Shares from Advantest to
     Constitute a Full Unit

     Any such requests shall be made to the transfer agent stated above. However, requests to purchase additional shares from Advantest are temporarily suspended during the 12 business days before, and including, March 31 and September 30 of each year.
     The Company may establish other periods in which the handling of requests to purchase additional shares from Advantest will be temporarily suspended.


     Registration of Loss of Share Certificates

     In case of loss of share certificates, shareholders may perform the procedures for registration of lost share certificates through the transfer agent stated above. Upon registration of loss of share certificate, the serial number and other information of the lost share certificates will be available for public viewing on the registry of lost share certificates. In the event that no objection against such registration is filed within one year, or that the registration is not cancelled by the shareholder within one year, such share certificate shall be cancelled and the shareholder may have a new share certificate issued. The fee for registering the loss of share certificates is (Y)10,000 in addition to (Y)500 per lost share certificate.


     Inquiries related to the above shall be directed to the above transfer agent.



                         [Advantest logo]